Exhibit 99.3

NEWS
For Immediate Release
FOR FURTHER INFORMATION CONTACT:
Julie A. Boland
Vice President, Chief Financial Officer and Treasurer
Oglebay Norton
216-861-8941

MEDIA ONLY:
Stephen Phillips or Patrick Gallagher
Edward Howard & Co.
216-781-2400

Oglebay Norton Co. Receives Delisting Notification from Nasdaq

CLEVELAND, February 25, 2004 – Oglebay Norton Company (NASDAQ: OGLE) today announced that the Company’s common stock will be delisted from the Nasdaq Stock Market at the opening of its business on March 3, 2004, subject to the Company’s right to appeal. The Company does not intend to appeal the decision and anticipates that its common stock will be delisted from the Nasdaq Stock Market.

The notification of the delisting was received from the Nasdaq Stock Market, citing Marketplace Rules 4300 and 4450(f). Effective with the opening of trading on February 25, 2004, the letter “Q” has been appended to the Company’s trading symbol. Accordingly, the trading symbol for the Company’s common stock has been changed from OGLE to OGLEQ. Although the Company’s common stock may not be immediately eligible for quotation on the OTC Bulletin Board, the common stock may become eligible if a market maker files an application with the SEC and such application is cleared.

While the Company is in chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock will likely have little or no value.

-more-

Oglebay Norton Co. Receives Delisting Notification . . . / p. 2

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. The Company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states.

On February 23, 2004, the Company and its wholly owned subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to complete the financial restructuring of its long-term debt. The Company said it has reached an agreement in principle with a majority of holders of its Senior Subordinated Notes to exchange their notes for equity. The agreement also contemplates having them make an investment of new equity. Further, the Company said it has made substantial progress toward obtaining a new credit facility that would retire its existing bank debt. The Company said it believes these events will enable it to pursue a process to emerge from chapter 11 on an expedited basis. Additional information about the filing is available through a link on the Company’s website, www.oglenbaynorton.com.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The outcome of the chapter 11 restructuring case is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial reorganization. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the Company’s products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers or insurers, changes in environmental law, and changes in asbestos or silica product liability litigation filed in the United States and determinations by a court or jury against the Company’s interest all can impact revenues and earnings. Some of our customers have filed for reorganization under chapter 11 of the U.S. Bankruptcy Code. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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